Exhibit 10.47

This Change in Control Agreement (the “Agreement”) dated as of January 17, 2005 is by and between Tarantella, Inc. (the “Company”) with its principal place of business at 425 Encinal Street, Santa Cruz, CA 95060 and Bruce Ryan (“Mr. Ryan”).

RECITALS

WHEREAS, the Company recognizes that uncertainty and concerns might arise among the directors in all of their various capacities in the context of a change in control of the Company; and

WHEREAS, the Company believes that it is in its best interest that the directors not be distracted to the detriment of the Company as a result of such a change in control;

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties intending to be legally bound, agree that:

1.	Stock Options and Restricted Stock

All stock options and restricted stock granted by the Company to Mr. Ryan whatever capacity shall vest and become fully exercisable immediately prior to the Change in Control.

2.	Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

3.	Enforceability; Beneficiaries. This Agreement shall be binding upon and inure to the benefit of Mr. Ryan and his heirs and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, as a result of a Change in Control or by operation of law. This Agreement shall inure to the benefit of and be enforceable by Mr. Ryan’s personal or legal representatives, executors, administrators, successors, and heirs. If Mr. Ryan should die while any amount would still be payable to Mr. Ryan hereunder if Mr. Ryan had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his designee or estate

4.	Withholding. Amounts paid to Mr. Ryan hereunder shall be subject to all applicable federal, state and local withholding taxes.

5.

Notices. All notices, requests, and other communications contemplated by this Agreement shall be in writing and shall be sufficiently given if mailed in the continental United States by registered or certified mail, return receipt requested, or personally delivered to the party entitled thereto at the address stated below (or to such changed address as the addressee may have given by a similar notice):

If to the Company:

Tarantella, Inc.

425 Encinal Street

Santa Cruz, CA 95060

Attention: Chief Executive Officer

If to the Addressee: to the current home address listed in the Company’s personnel records

Any notice delivered in person shall be deemed to have been received on the date of delivery. Any notices delivered by mail shall be deemed to have been received on the date of acknowledgment of its receipt.

6.	No Setoff. There shall be no right of setoff or counterclaim, with respect to any claim, debt, or obligation, against payments to Mr. Ryan under this Agreement.

7.	Death or Incompetence. In the event of Mr. Ryan’s death or a judicial determination of his incompetence, references in this Agreement to Mr. Ryan shall, where appropriate, be deemed to refer to his beneficiary or beneficiaries or, if none, to his legal representative. The term “beneficiary,” as used in this Agreement, shall mean a beneficiary or beneficiaries designated to receive any amount hereunder or, if no beneficiary has been so designated, the legal representative of his estate.

8.	No Assignment. No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, execution, forfeiture, attachment, levy, or similar process or assignment by operation of law by you. Any attempt, voluntary or involuntary, to effect any action specified in the preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect.

9.	Company’s Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company (including, without limitation, any corporation or other entity which directly or indirectly acquires all or substantially all of the assets or shares of the Company, whether by merger, consolidation, sale, or otherwise) but shall not otherwise be assignable by the Company. The Company shall require that any such successor expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no succession had taken place.

10.

Waivers and Amendments. No provision of the Agreement shall be amended or waived unless such amendment or waiver is authorized by the Board of Directors or any authorized committee of the Board of Directors and is agreed to in writing and signed by Mr. Ryan and by an officer of the Company. No waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time. The waiver by one party of the performance of any covenant, condition or promise in this Agreement shall not invalidate this Agreement, nor shall it be considered a waiver by such party of any other covenant, condition or promise hereunder. A waiver by either party or both parties of the time for performing any acts shall not constitute a waiver of the time for performing any other act of any identical act required to be performed by any party.

11.	Arbitration. In the event that any dispute arises hereunder, such dispute shall, at the election and upon written demand of either party, be finally determined by arbitration in the City of San Jose in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

12.	Choice of Law. The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the internal laws of the State of California, without regard to the principles of conflict of laws thereof.

13.	Headings. The titles of sections in the Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the title of any section.

14.	Severability. In the event that any provision or portion of this Agreement is determined by arbitration or by a court of competent jurisdiction to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

15.	Specific Performance. The Company and Mr. Ryan recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and Mr. Ryan hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus, or other appropriate remedy to enforce performance of such agreements.

16.	Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of this Agreement supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter contained herein.

17.	Definitions.

(a)	Change in Control” means the occurrence of any of the following:

(i) When any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a Subsidiary or a Company employee benefit plan, including any trustee of such plan acting as trustee) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(ii) The merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii) The sale or disposition by the Company of all or substantially all the Company’s assets; or

(iv) A change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date the Plan is approved by the shareholders, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(b)	“Company” means the Company, all Subsidiaries and any corporation owning not less than fifty percent (50%) percent of the total combined voting power of all classes of outstanding shares of the Company.

(c)	“Subsidiary” means any corporation, if the Company and/or one or more other Subsidiaries own not less than fifty percent (50%) percent of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the execution of this Agreement shall be considered a Subsidiary commencing as of such date.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of January 17, 2005.

Tarantella, Inc.

/s/ Francis E. Wilde	/s/ Bruce Ryan
Francis E. Wilde	Bruce Ryan
Chief Executive Officer